Exhibit 99.1


                    HALIFAX ANNOUNCES THIRD QUARTER
                           FINANCIAL RESULTS

ALEXANDRIA, VA - February 10, 2005 - Halifax Corporation (AMEX: HX) today announced its financial results for the quarter ended December 31, 2004.

The Company reported a 17% revenue increase, with fiscal 2005 third quarter revenues of $15.6 million compared to $13.4 million for the same period a year ago. The revenue growth was due primarily to the start of several new contracts in both high-availability maintenance services and secure network services. The Company reported an operating loss of $1.4 million for the third quarter of fiscal 2005 versus operating income of $352,000 for last year's comparable quarter. As the Company reported in January 2005, the loss for the quarter was attributable to higher-than-expected ramp-up costs, operating costs and product failure rates associated with an enterprise maintenance contract, which was signed in the summer of 2004 and significantly expanded during the quarter ended December 31, 2004.

The net loss for the quarter ended December 31, 2004, was $1.0 million, or $0.33 per basic and diluted share, versus net income of $202,000, or $0.07 per basic and diluted share, for the comparable quarter of last year. As a result of further evaluation of contract performance, the net loss is $185,000 greater than forecasted in a Company release issued on January 18, 2005.

According to Charles McNew, president and chief executive officer, "The loss was a major disappointment, particularly given the previous 14 quarters of profitability we'd reported and continued balance sheet improvement. We have taken cost reduction actions and negotiated a revised pricing plan tied to specific customer expectations for equipment and support staff. As a result of these actions, we expect this contract to return to profitability for the long term."

He noted, "We are proud of our track record for building solid, long-term customer relationships in both our federal and commercial businesses."

For the nine months ended December 31, 2004, revenues were $43.8 million compared to $36.5 million for the same period last year, an increase of 20%. The operating loss for the nine months ended December 31, 2004 was $917,000 versus operating income of $864,000 for the same period last year. The net loss was $900,000 for the nine months ended December 31, 2004, or $0.30 per basic and diluted share, compared to net income of $405,000, or $0.16 per basic and diluted share, for the same period of last year.

The Company will host a conference call for investors at 11 a.m. EST on Thursday, February 10, 2005, to review the financial and operational results for the quarter. The conference call phone number is 800-443-7135 for U.S. callers and 212-676-5391 for international callers. The conference call replay will be available from 1 p.m. EST on Thursday, February 10, 2005, to 1 p.m. EST on Friday, February 11, 2005. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21231827.

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services, and secure network program services. More information regarding Halifax can be found at www.hxcorp.com. The information on the website listed above is not and should not be considered part of this document. This website is intended to be an inactive textual reference.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.














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                          Halifax Corporation
                        Summary Financial Data

     (in 000's except per share      Three Months Ended    Six Months Ended
              amounts)                  December 31,         December 31,

 Statements of Operations              2004      2003       2004      2003

 Revenues                             $ 15,605  $ 13,380   $ 43,847  $ 36,517

 Cost of services                       15,641    11,802     40,547    32,122
 Selling, Marketing, General &           1,383     1,226      4,038     3,531
 Administrative
 Abandonment of facility                     -         -        179         -


 Operating (loss) income               (1,419)       352      (917)       864

 Interest expense                        (163)     (130)      (462)     (419)

 (loss) Income before income taxes     (1,582)       222    (1,379)       445

 Income tax expense (benefit)            (547)        20      (479)        40

 Net (loss) income                    $(1,035)    $  202    $ (900)   $   405


 Earnings (loss) per common share -   $  (.33)    $  .07    $ (.30)   $   .16
 basic:

 Earnings (loss) per common share -   $  (.33)    $  .07    $ (.30)   $   .16
 diluted:

 Weighted average number of
 common shares outstanding:

 Basic                                   3,167     2,910      2,982     2,548
 Diluted                                 3,238     2,992      3,032     2,598

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 Balance Sheets                            December 31, 2004  March 31, 2004
 Current assets
 Cash                                        $            100  $          430
 Trade accounts receivable, net                        11,747           9,364
 Inventory, net                                         5,872           5,845
 Prepaid expense and other current assets                 834             599
 Deferred tax asset                                     1,148           1,204

 Total current assets                                  19,701          17,442

 Property and equipment, net                            1,624           1,598
 Goodwill and intangibles, net                          7,235           4,606
 Other assets                                             144             149
 Deferred tax asset                                     3,231           2,696

 Total assets                               $          31,935  $       26,491

 Liabilities and Stockholders' Equity

 Current liabilities
 Accounts payable and accrued expenses      $           8,137  $        6,723
 Deferred maintenance revenue                           3,796           2,543
 Current portion of long-term debt                        517             523

 Total current liabilities                             12,450           9,789

 Long-Term bank debt                                    9,698           7,227
 Othe long-term debt                                      172              19
 Subordinated debt-affiliate                            2,400           2,400
 Deferred income                                          293             337

 Total liabilities                                     25,013          19,772

 Stockholders' equity                                   6,922           6,719

 Total liabilities and stockholders'        $          31,935  $       26,491
 equity

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